Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS 2013 SECOND-QUARTER EARNINGS PER DILUTED SHARE OF $0.68, UP 21.4% FROM THE SECOND QUARTER OF 2012
 ______________________________
Second-Quarter Operating Ratio Improves 140 Basis Points to Quarterly Record of 83.5%

THOMASVILLE, N.C. - (July 25, 2013) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month and six-month periods ended June 30, 2013. Revenue increased 8.0% for the quarter to $590.2 million compared with $546.5 million for the second quarter of 2012. Net income increased 21.8% to $58.3 million for the second quarter of 2013 from $47.8 million for the second quarter of 2012, while earnings per diluted share rose 21.4% to $0.68 from $0.56. Old Dominion's operating ratio improved to 83.5% for the second quarter of 2013 compared with 84.9% for the second quarter of 2012.

For the first six months of 2013, revenue was $1.13 billion, an increase of 7.6% from $1.05 billion for the first six months of 2012. Net income grew 25.2% to $98.8 million for the first half of 2013 from $78.9 million for the same period in 2012. Earnings per diluted share increased 25.0% to $1.15 per share from $0.92 per share for the comparable six-month period. The Company's operating ratio improved to 85.5% for the first half of 2013 from 87.0% for the first half of 2012. All prior-period share and per share data in this release have been adjusted to reflect the Company's September 2012 three-for-two stock split.

Old Dominion's year-to-date and prior-period results have also been adjusted for an immaterial correction related to how the Company presents the costs of purchased transportation for certain truckload brokerage and freight forwarding services. The Company determined that these costs, which were previously netted against revenue, met the criteria to be presented separately in operating expenses. The resulting adjustments increased revenue and purchased transportation expense in equal amounts as shown on page 4 of this release; however, there was no effect on operating income, net income or earnings per share for any period presented.

David S. Congdon, President and Chief Executive Officer of Old Dominion, commented, “We are pleased to report that Old Dominion continued to produce outstanding results for the second quarter of 2013, including strong growth in earnings per diluted share and a 140 basis point improvement in our operating ratio to a new Company record of 83.5%. This performance during a period of generally slow economic growth further demonstrates the strength of our value proposition of providing on-time and claims-free services at a fair and equitable price. We continued to deliver extraordinary service in the second quarter, as evidenced by our on-time delivery percentage of 99% and our cargo claims ratio of 0.31%, which is the best we have ever produced.

“We believe our industry-leading service once again enabled us to win market share during the second quarter and led to the 5.6% increase in tonnage per day compared with the second quarter last year. In addition, our revenue per hundredweight increased 2.4% for the quarter, which, when combined with our tonnage growth, accounted for the 8.0% growth in revenue. Revenue per hundredweight, excluding fuel surcharge, increased 3.0% for the 2013 second quarter from the same quarter last year

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ODFL Reports Second-Quarter Financial Results

July 25, 2013

and reflects an improving pricing environment for the industry as well as our continued commitment to yield management. The improvement in yield and increased operating leverage, resulting from the increase in freight density, contributed to the improvement in our operating ratio.

“The Company opened a new service center in Salinas, California during the second quarter, ending the quarter with 220 service centers in operation. We also relocated and expanded three service centers during the quarter, providing additional capacity for future growth in revenue. Our capital expenditures, net of proceeds from sales, were $121.6 million for the quarter and $147.7 million for the first half of 2013. We expect net capital expenditures for 2013 to approximate $305 million, which includes $130 million for real estate purchases and expansion projects at existing facilities, subject to the availability of suitable real estate and the timing of construction projects; $150 million for tractors, trailers and other equipment; and $25 million for technology and other assets. We expect to fund our capital expenditures primarily with cash flow from operations. Despite these investments in 2013, our ratio of total debt to capitalization strengthened to 16.9% at June 30, 2013, which is a 540 basis point improvement from 22.3% at the end of the second quarter last year."

Mr. Congdon concluded, “As our second-quarter results indicate, Old Dominion continues to perform at a high level, which reflects the strengths of the entire Old Dominion team. We remain focused on the superior execution of our strategic principles, and we are confident in our prospects for gaining additional market share and driving further growth in long-term earnings and shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through August 10, 2013. A telephonic replay will also be available through August 10, 2013 at (719) 457-0820, Confirmation Number 9910579.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate acquisitions, if any; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (9) potential cost increases associated with healthcare legislation; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of replacement parts and new equipment, including any regulatory changes and supply constraints impacting the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to litigation and governmental proceedings; (16) the costs and potential adverse impact of non-compliance with rules issued by the Federal Motor Carrier Safety Administration; (17) seasonal trends in the industry, including the possibility of harsh weather conditions; (18) our dependence on key employees; (19) the concentration of our stock ownership with the Congdon family; (20) the costs and potential adverse impact associated with potential future changes in accounting standards or practices; (21) the impact caused by potential disruptions to our information technology systems or our service center network; (22) damage to our reputation from the misuse of social media; (23) dilution to existing shareholders caused by any issuance of additional equity; and (24) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

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ODFL Reports Second-Quarter Financial Results

July 25, 2013

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL service and value-added logistics services. In addition to its core LTL services, the Company offers its customers a broad range of value-added services including worldwide freight forwarding services, ground and air expedited transportation, container delivery, truckload brokerage, supply chain consulting, warehousing and consumer household pickup and delivery services.

OLD DOMINION FREIGHT LINE, INC.
Financial Highlights
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2013	2012	Chg.	2013	2012	Chg.
Revenue	$590,209	$546,544	8.0%	$1,128,514	$1,048,706	7.6%
Operating income	$97,573	$82,588	18.1%	$163,517	$136,806	19.5%
Operating ratio	83.5%	84.9%		85.5%	87.0%
Net income	$58,255	$47,832	21.8%	$98,808	$78,927	25.2%
Basic and diluted earnings per share	$0.68	$0.56	21.4%	$1.15	$0.92	25.0%
Basic and diluted weighted average shares outstanding	86,165	86,165	0.0%	86,165	86,165	0.0%

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ODFL Reports Second-Quarter Financial Results

July 25, 2013

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Second Quarter				Year To Date
(In thousands, except per share amounts)	2013		2012		2013		2012

Revenue (1)	$590,209	100.0%	$546,544	100.0%	$1,128,514	100.0%	$1,048,706	100.0%

Operating expenses:
Salaries, wages & benefits	287,961	48.8%	268,502	49.1%	558,761	49.5%	526,491	50.2%
Operating supplies & expenses	95,115	16.1%	93,691	17.1%	190,818	16.9%	187,907	17.9%
General supplies & expenses	17,639	3.0%	15,937	2.9%	35,400	3.1%	30,089	2.9%
Operating taxes & licenses	17,982	3.0%	17,145	3.1%	35,251	3.1%	33,501	3.2%
Insurance & claims	7,602	1.3%	7,652	1.4%	14,872	1.3%	15,335	1.5%
Communications & utilities	5,768	1.0%	4,699	0.9%	11,489	1.0%	9,553	0.9%
Depreciation & amortization	30,517	5.2%	26,524	4.9%	60,351	5.3%	52,068	5.0%
Purchased transportation (1)	26,926	4.6%	23,684	4.4%	50,154	4.5%	44,937	4.3%
Building and office equipment rents	3,109	0.5%	3,457	0.6%	6,287	0.6%	6,725	0.6%
Miscellaneous expenses, net	17	0.0%	2,665	0.5%	1,614	0.2%	5,294	0.5%

Total operating expenses	492,636	83.5%	463,956	84.9%	964,997	85.5%	911,900	87.0%

Operating income	97,573	16.5%	82,588	15.1%	163,517	14.5%	136,806	13.0%

Non-operating expense (income):
Interest expense	2,403	0.4%	2,685	0.5%	4,803	0.5%	5,904	0.6%
Interest income	(42)	(0.0)%	(33)	(0.0)%	(56)	(0.0)%	(85)	(0.0)%
Other expense, net	334	0.0%	875	0.1%	408	0.0%	529	0.0%

Income before income taxes	94,878	16.1%	79,061	14.5%	158,362	14.0%	130,458	12.4%

Provision for income taxes	36,623	6.2%	31,229	5.7%	59,554	5.2%	51,531	4.9%

Net income	$58,255	9.9%	$47,832	8.8%	$98,808	8.8%	$78,927	7.5%

Earnings per share:
Basic and Diluted	$0.68		$0.56		$1.15		$0.92

Weighted average outstanding shares:
Basic and Diluted	86,165		86,165		86,165		86,165

(1) -
Includes increases of $6,751 and $5,039 for the second quarter of 2013 and 2012, respectively, and $12,481 and $10,061 for the first half of 2013 and 2012, respectively, to correct the presentation of certain purchased transportation costs.

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ODFL Reports Second-Quarter Financial Results

July 25, 2013

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Second Quarter			Year to Date
	2013	2012	% Chg.	2013	2012	% Chg.

Work days	64	64	—	127	128	(0.8)%
Operating ratio	83.5%	84.9%		85.5%	87.0%
Intercity miles (1)	112,321	106,919	5.1%	215,793	207,014	4.2%
Total tons (1)	1,879	1,779	5.6%	3,596	3,437	4.6%
Total shipments (1)	2,115	2,002	5.6%	4,036	3,875	4.2%
Revenue per intercity mile	$5.25	$5.11	2.7%	$5.23	$5.07	3.2%
Revenue per hundredweight (2)	$15.75	$15.38	2.4%	$15.71	$15.29	2.7%
Revenue per hundredweight excluding fuel surcharges (2)	$13.25	$12.86	3.0%	$13.16	$12.77	3.1%
Revenue per shipment (2)	$279.90	$273.23	2.4%	$279.93	$271.31	3.2%
Revenue per shipment excluding fuel surcharges (2)	$235.36	$228.41	3.0%	$234.42	$226.54	3.5%
Weight per shipment (lbs.)	1,777	1,777	—%	1,782	1,774	0.5%
Average length of haul (miles)	940	940	—%	937	943	(0.6)%

(1) -	In thousands
(2) -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company's revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	June 30,	December 31,
(In thousands)	2013	2012

Cash and cash equivalents	$7,370	$12,857
Other current assets	316,712	262,171
Total current assets	324,082	275,028
Net property and equipment	1,469,392	1,379,305
Other assets	61,256	58,181
Total assets	$1,854,730	$1,712,514

Current maturities of long-term debt	$38,403	$38,978
Other current liabilities	234,725	186,161
Total current liabilities	273,128	225,139
Long-term debt	190,394	201,429
Other non-current liabilities	266,431	259,977
Total liabilities	729,953	686,545
Equity	1,124,777	1,025,969
Total liabilities & equity	$1,854,730	$1,712,514
Note: The financial and operating statistics in this release are unaudited.

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